AMENDMENT TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDMENT (“Amendment”) to that certain AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Employment Agreement”) dated April 1, 2018, by and between EVO Investco, LLC, a Delaware limited liability company (the “Company”), and Brendan F. Tansill (“Executive”), is made and entered into effective as of February 18, 2022 (the “Effective Date”).

BACKGROUND

The Company and Executive mutually desire to amend the Employment Agreement as set forth in this Amendment.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Section 5.2(c) of the Employment Agreement shall be deleted in its entirety and replaced with the following:

(c)Termination at the Election of the Company without Cause or by Executive for Good Reason. If Executive's employment is terminated at the election of the Company pursuant to Section 5.l(d), or by Executive for Good Reason pursuant to Section 5.l(e), and provided that Executive has executed the release attached hereto as Exhibit A (the “Release”) and the revocation period for such release has expired no later than sixty (60) days after the Termination Date, in addition to the Accrued Benefits, the Company will pay to Executive (i) severance in the amount equal to the Base Salary plus Tax Gross Up in effect as of the date of termination, payable in 12 substantially equal monthly installments, commencing within sixty (60) days following the Termination Date (provided that if the 60 day period after the Termination Date begins in one calendar year and ends in a second calendar year, such payments will not commence until the beginning of the second taxable year, and provided further, that the first such installment payment will include all amounts that would otherwise have been paid to Executive during the period beginning on the Termination Date and ending on the first payment date if no delay had been imposed), and (ii) a one-time payment in an amount equal to $50,000, which such $50,000 payment approximates the cost of twelve (12) months of coverage under the Company's group health plan, payable in a lump sum within sixty (60) days after the Termination Date (provided that if the 60 day period after the Termination Date begins in one calendar year and ends in a second calendar year, payment will not be made until the beginning of the second taxable year).

2.Section 5.2 of the Employment Agreement is hereby amended by adding the following as new Section 5.2(g):

(g)Acceleration of Unvested Equity Grants Upon Termination.  In addition to and not in lieu of the other rights provided for in this Section 5.2, upon termination of

Executive’s employment, so long as Executive has executed the Release and the revocation period for such release has expired no later than sixty (60) days after the Termination Date, Executive’s unvested awards under the Incentive Plan and  under any other equity incentive plan in which senior executive employees of the Company participate (collectively, “Awards”) will vest and become exercisable and/or payable as follows:

(i)If (x) Executive’s employment is terminated at the election of Executive pursuant to Section 5.1(c), (y) the Termination Date occurs on or after (I) the date Executive has attained the age of sixty (60) years and (II) the date in which Executive has completed at least ten (10) years of service with the Company under this Agreement and the Prior Agreement, collectively (in each case, calculated in completed, whole years), and (z) Executive has provided the Company notice of such election not less than six (6) months prior to the Termination Date, then:

(A) with respect to Executive’s Awards that vest based solely upon the provision of services by Executive (“Time-Based Awards”), all such unvested Time-Based Awards will immediately and fully vest and, if applicable, become exercisable as of the Termination Date;

(B) with respect to Executive’s Awards that are subject to performance-based vesting conditions (“Performance-Based awards”), all such unvested Performance-Based awards in respect of completed performance periods as of the Termination Date will immediately and fully vest to the extent achieved under the applicable Award agreements; and

(C)  all Executive’s unvested Performance-Based Awards for which the applicable performance period is incomplete as of the Termination Date will vest at the discretion of the Committee.

(ii)If Executive’s employment is terminated at the election of the Company without Cause pursuant to Section 5.1(d) and the Termination Date occurs on or after (I) the date Executive has attained the age of sixty (60) years and (II) the date in which Executive has completed at least ten (10) years of service with the Company under this Agreement and the Prior Agreement, collectively (in each case, calculated in completed, whole years), then:

(A) all Executive’s Time-Based Awards will immediately and fully vest and, if applicable, become exercisable as of the Termination Date;

(B) all Executive’s Performance-Based Awards in respect of completed performance periods as of the Termination Date will immediately and fully vest to the extent achieved under the applicable Award agreements; and

(C)all Executive’s unvested Performance-Based Awards for which the applicable performance period is incomplete as of the Termination Date will vest at the discretion of the Committee.

(iii)If Executive’s employment is terminated by Executive for Good Reason pursuant to Section 5.1(e), then:

(A)all Executive’s Time-Based Awards will immediately and fully vest and, if applicable, become exercisable as of the Termination Date;

(B)  all Executive’s Performance-Based Awards in respect of completed performance periods as of the Termination Date, will immediately and fully vest to the extent achieved under the applicable Award agreements; and

(C)all Executive’s unvested Performance-Based Awards for which the applicable performance period is incomplete as of the Termination Date will immediately and fully vest based on target performance.

(iv)To the extent that an Award that becomes vested upon the Termination Date in accordance with clauses (i), (ii) or (iii) above constitutes “deferred compensation” that is subject to Section 409A of the Code, all Awards so vesting shall be paid to Executive within seventy-five (75) days following the date of Executive’s “separation from service,” as defined in Section 409A of the Code, from the Company.

“Incentive Plan” means that certain EVO Payments, Inc. Amended and Restated 2018 Omnibus Incentive Stock Plan.  “Committee” has the meaning ascribed thereto in the Incentive Plan or, in the case of any other equity incentive plan of the Company, shall mean the administrator of the plan.

3.Subject to the amendment set forth in Sections 1 and 2 above, the Employment Agreement shall remain in full force and effect in accordance with its terms.
4.This Amendment may be executed in two or more counterparts, which taken together shall constitute one instrument.

(signatures on following page)

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first above written.

EVO INVESTCO, LLC

By:	/s/ James G. Kelly
Name:	James G. Kelly
Title:	Chief Executive Officer

EXECUTIVE

/s/ Brendan F. Tansill
Brendan F. Tansill